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                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 5                                                    Washington, D. C. 20549

                                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(   ) Check here if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).
( X ) Form 3 Holdings Reported    ( X ) Form 4 Transactions Reported
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|                                                     |                                       |                                    |
|1 Name and Address of Reporting Person *             |2 Issuer Name and Ticker/Trading Symbol|6 Relationship of Reporting         |
|                                                     |                                       | Person(s) to Issuer                |
|  Clark     Randall  L                               |Acme Electric Corporation ACE          |       (Check All Applicable)       |
|                                                     |---------------------------------------| ( X ) Director      (   ) 10% Owner|
| (Last)               (First)                (Middle)|3 IRS Identifica-|4 Statement for      | (   ) Officer       (   ) Other    |
|                                                     | tion Number of  | Month/Year          | (Give Title below)  (Specify below)|
|  177 Halston Parkway                                | Reporting       |                     |                                    |
|                    (Street 1)                       | Person, if      |           JUN 1999  |                                    |
|                                                     | an entity       |---------------------|------------------------------------|
|                                                     |   (Voluntary)   |5 If Amendment,      |7 Individual or Joint/Group Filing  |
|                    (Street 2)                       |  ###-##-####    | Date of Original    |       (Check Applicable)           |
|                                                     |                 |     (Month/Year)    | Form filed by:                     |
|  East Amherst     NY  14051                         |                 |                     |  (X) One Reporting Person          |
| (City)                              (State)   (Zip) |                 |                     |  ( ) More Than One Reporting Person|
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                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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|1 Title of Security             |2 Trans-  |3 Trans- |4 Securities Acquired   |5 Amount of   |6 Ownership|7 Nature of Indirect    |
|  (Instruction 3)               | action   | action  | (A) or Disposed of (D) | Securities   | Form:     | Beneficial Ownership   |
|                                | Date     | Code    | (Instructions 3, 4, 5) | Beneficially | Direct (D)|    (Instruction 4)     |
|                                | (Month/  |(Instr 8)|------------------------| Owned at End |    or     |                        |
|                                | Day/     |         |  Amount   |(A)| Price  | of Issuer's  |Indirect(I)|                        |
|                                | Year)    |         |           |(D)|        | Fiscal Year  | (Instr 4) |                        |
|--------------------------------|----------|---------|-----------|---|--------|--------------|-----------|------------------------|
|Common Stock                    |          |         |           |   |        |          2624|     D     |                        |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 2270 (7-97)
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                                                             FORM 5 (Continued)
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                            Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (Puts, Calls, Warrants, Options, Convertible Securities)
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|            |        |        |        |                 |                 |                  |        |        |       |         |
|1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-|11 Nature|
| Derivative | ver-   | action | action | Derivative      | Exercisable and | of Underlying    | of     |of Deri-|ership:| of      |
| Security   | sion   | Date   | Code   | Securities      | Expiration Date | Securities       | Deri-  |vative  |Direct |Indirect |
| (Instr 3)  | or     | (Month/| (Instr | Acquired (A) or | (Month/Day/Year)|(Instructions 3,4)| vative |Secur-  |(D) or |Ownership|
|            | Exer-  | Day/   |   8)   | Disposed of (D) |-----------------|------------------| Sec-   |ties    |Indi-  |(Instr 4)|
|            | cise   | Year)  |        |(Instrs 3, 4, 5) | Date   | Expir- |         |Amount  | urity  |Owned at|rect(I)|         |
|            | Price  |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- |(Instr  |End of  |(Instr |         |
|            |        |        |        |  (A)   |  (D)   | cisable| Date   |         |ber of  |   5)   |Year    |   4)  |         |
|            |        |        |        |        |        |        |        |         |Shares  |        |(Instr4)|       |         |
|------------|--------|--------|--------|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------|
|Common Stock|   11.25|  9/1/95|   J    |        |        |  9/1/96| 8/31/05|Common St|    1000|        |    1000|   D   |         |
| Option*    |        |        |        |        |        |        |        |ock      |        |        |        |       |         |
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|Common Stock| 6.34375|  9/1/97|   J    |        |        |  9/1/98| 8/31/07|Common St|    1000|        |    2000|   D   |         |
| *          |        |        |        |        |        |        |        |ock      |        |        |        |       |         |
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|Common Stock|2.109375| 10/1/97|   J    |        |        |  4/1/98| 9/30/07|Common St|  507.94|        | 2507.94|   D   |         |
| Option**   |        |        |        |        |        |        |        |ock      |        |        |        |       |         |
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|Common Stock| 1.48125|  1/1/98|   J    |        |        |  7/1/98|12/31/07|Common St|  723.33|        | 3231.27|   D   |         |
| Option**   |        |        |        |        |        |        |        |ock      |        |        |        |       |         |
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|Common Stock|1.753125|  4/1/98|   J    |        |        | 10/1/98| 3/31/08|Common St|  611.15|        | 3842.42|   D   |         |
| Option**   |        |        |        |        |        |        |        |ock      |        |        |        |       |         |
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|Common Stock|1.443751|  7/1/98|   J    |        |        |  1/1/99| 6/30/08|Common St|  742.12|        | 4584.54|   D   |         |
| Option**   |        |        |        |        |        |        |        |ock      |        |        |        |       |         |
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|Common Stock|    4.00|  9/1/98|   J    |        |        | 12/1/98| 8/31/08|Common St|    2000|        | 6584.54|   D   |         |
| Option***  |        |        |        |        |        |        |        |ock      |        |        |        |       |         |
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|Common Stock|1.546875| 10/1/98|   J    |        |        |  4/1/99| 9/30/08|Common St|  692.67|        | 7272.21|   D   |         |
| Option**   |        |        |        |        |        |        |        |ock      |        |        |        |       |         |
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|Common Stock|1.415625|  1/1/99|   J    |        |        |  7/1/99|12/31/08|Common St|  756.86|        | 8034.07|   D   |         |
| Option**   |        |        |        |        |        |        |        |ock      |        |        |        |       |         |
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|Common Stock|1.284375|  4/1/99|   J    |        |        | 10/1/99| 3/31/09|Common St|   834.2|        | 8868.27|       |         |
| Option**   |        |        |        |        |        |        |        |ock      |        |        |        |       |         |
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Explanation of Responses:
      *Options are exercisable at 25% per year, beginning with the exercisable date.  After four years, a ll shares become eligible for exercise.  **Options are exercisable in full six months after grant da
     te.***50% of total shares under Option is exercisable on or after December 1, 1998; the other 50% is exercisable on or after September 1, 1999.


                                                                              Randall L Clark                             8/13/99
                                                                            _____________________________________        ___________
                                                                              **  Signature of Reporting Person             Date

**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.                                                    SEC 2270 (7-97)
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